Exhibit 99.1
MPLX LP Reports Third-Quarter 2022 Financial Results

•Reported third-quarter net income attributable to MPLX of $1,428 million; includes $509 million non-cash lease reclassification gain
•Reported adjusted EBITDA attributable to MPLX of $1,471 million, up 6% year over year
•Generated $1,039 million in net cash provided by operating activities
•Returned $935 million of capital to unitholders through $755 million of distributions and $180 million of unit repurchases
•Announced distribution increase of 10% to $0.775 per unit, resulting in a coverage ratio of 1.6x

FINDLAY, Ohio, Nov. 1, 2022 - MPLX LP (NYSE: MPLX) today reported third-quarter 2022 net income attributable to MPLX of $1,428 million, compared with $802 million for the third quarter of 2021. Third-quarter 2022 net income includes a $509 million non-cash gain resulting from the accounting for the reclassification of a third-party contract from an operating lease to a sales-type lease.

Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) attributable to MPLX, which excludes the non-cash lease reclassification gain, was $1,471 million, compared with $1,389 million for the third quarter of 2021. Logistics and Storage (L&S) segment adjusted EBITDA for the third quarter of 2022 was $969 million, compared with $904 million for the third quarter of 2021. Gathering and Processing (G&P) segment adjusted EBITDA for the third quarter of 2022 was $502 million, compared with $485 million for the third quarter of 2021.

During the quarter, MPLX generated $1,039 million in net cash provided by operating activities, $1,264 million of distributable cash flow, and adjusted free cash flow after distributions of $22 million. MPLX announced a third-quarter 2022 distribution of $0.775 per common unit, resulting in a coverage ratio of 1.6x for the quarter. The leverage ratio was 3.5x at the end of the quarter.

“Our business continues to grow and generate strong cash flow,” said Michael J. Hennigan, MPLX chairman, president and chief executive officer. “Today, we announced a 10% increase to our distribution, and through the first nine months of the year we have completed $315 million of unit repurchases.”

Financial Highlights (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per unit and ratio data)	2022	2021	2022	2021
Net income attributable to MPLX LP	$1,428	$802	$3,128	$2,247
Adjusted EBITDA attributable to MPLX LP(a)	1,471	1,389	4,321	4,115
Net cash provided by operating activities	1,039	1,182	3,651	3,671
Distributable cash flow attributable to MPLX LP(a)	1,264	1,191	3,711	3,578
Distribution per common unit(b)	$0.775	$1.280	$2.185	$2.655
Distribution coverage ratio(c)	1.58x	0.88x	1.64x	1.28x
Adjusted distribution coverage ratio(c)	1.58x	1.61x	1.64x	1.64x
Consolidated debt to adjusted EBITDA(d)	3.5x	3.7x	3.5x	3.7x
Cash paid for common unit repurchases	$180	$155	$315	$465

(a)    Non-GAAP measures calculated before distributions to preferred unitholders. See reconciliation in the tables that follow.
(b)    Distributions declared by the board of directors of MPLX's general partner. The three and nine months ended September 30, 2021 include a supplemental distribution of $0.575 per unit (the "Supplemental Distribution Amount").
(c)    DCF attributable to GP and LP unitholders divided by total GP and LP distributions. The adjusted distribution coverage ratio represents distribution coverage excluding the effects of the Supplemental Distribution Amount. The three and nine months ended September 30, 2021 reflect an $18 million increase to DCF attributable to GP and LP unitholders to exclude the Supplemental Distribution Amount allocable to the Series A preferred unitholders and a $585 million decrease to distributions to exclude the Supplemental Distribution Amount attributable to GP and LP unitholders.
(d)    Calculated using face value total debt and LTM adjusted EBITDA. See reconciliation in the tables that follow.

Segment Results

(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,
Segment income from operations (unaudited)	2022	2021	2022	2021
Logistics and Storage	$830	$752	$2,404	$2,262
Gathering and Processing(a)	844	279	1,447	674

Segment adjusted EBITDA attributable to MPLX LP (unaudited)
Logistics and Storage	$969	$904	$2,839	$2,747
Gathering and Processing	502	485	1,482	1,368

(a)    The three and nine months ended September 30, 2022 include a $509 million non-cash gain on a lease reclassification.

Logistics & Storage

L&S segment income from operations for the third quarter of 2022 increased by $78 million compared to the same period in 2021, while segment adjusted EBITDA for the third quarter of 2022 increased by $65 million compared to the same period in 2021.

Total pipeline throughputs were 5.8 million barrels per day (bpd) in the third quarter, 5% higher than the same quarter of 2021. The average tariff rate was $0.88 per barrel for the quarter, a decrease of 2% versus the same quarter of 2021. The average tariff rate was lower mainly due to changes in the mix of throughputs on various pipeline systems, which more than offset tariff rate increases in the third quarter of 2022. Terminal throughput was 3.0 million bpd for the quarter, a decrease of 1% versus the same quarter of 2021.

Gathering & Processing

G&P segment income from operations for the third quarter of 2022 increased by $565 million compared to the third quarter of 2021. Third-quarter 2022 G&P segment income from operations includes a $509 million non-cash gain resulting from the accounting for the reclassification of a third-party contract from an operating lease to a sales-type lease. Adjusted EBITDA for the third quarter of 2022, which excludes the non-cash lease reclassification gain, increased by $17 million compared to the same period in 2021.

In the third quarter of 2022:
•Gathered volumes averaged 6.1 billion cubic feet per day (bcf/d), a 12% increase from the third quarter of 2021.
•Processed volumes averaged 8.5 bcf/d, a 2% increase versus the third quarter of 2021.
•Fractionated volumes averaged 562 thousand bpd, a 2% increase versus the third quarter of 2021.

In the Marcellus:
•Gathered volumes averaged 1.3 bcf/d in the third quarter, a 3% decrease versus the third quarter of 2021.
•Processed volumes averaged 5.5 bcf/d in the third quarter, a 2% decrease versus the third quarter of 2021.
•Fractionated volumes averaged 496 thousand bpd in the third quarter, a 2% increase versus the third quarter of 2021.

Strategic Update

In the L&S segment, MPLX continues to expand natural gas long-haul and crude gathering pipelines supporting the Permian and Bakken basins. Specifically in the Permian, working with its partners, MPLX is progressing its natural gas strategy with the expansion of the Whistler pipeline from 2.0 bcf/d to 2.5 bcf/d, as well as the laterals into the Midland basin and Corpus Christi domestic and export markets.

In the G&P segment, MPLX remains focused on the Permian and Marcellus basins in response to producer demand. In the Permian, the 200 million cubic feet per day (mmcf/d) Torñado ll processing plant is expected to be fully online by year-end. MPLX is progressing its sixth 200 mmcf/d processing plant in the basin, Preakness ll, which is expected online in the first half of 2024. In the Marcellus, the 68,000 bpd Smithburg de-ethanizer was placed in operation in the third quarter. MPLX is progressing Harmon Creek ll, a 200 mmcf/d processing plant expected online in the first half of 2024.

Financial Position and Liquidity

As of September 30, 2022, MPLX had $121 million in cash, $2 billion available on its bank revolving credit facility, and $1.5 billion available through its intercompany loan agreement with Marathon Petroleum Corp. (NYSE: MPC). MPLX's leverage ratio was 3.5x, below its stated target of 4.0x.

On August 11, 2022, MPLX issued $1 billion aggregate principal amount of 4.950% senior notes due September 2032. Subsequently, on August 25, 2022, MPLX redeemed all of the $500 million

3.500% senior notes due December 2022 and on September 15, 2022, MPLX redeemed all of the $500 million 3.375% senior notes due March 2023.

The partnership repurchased $180 million of common units held by the public in the third quarter of 2022. As of September 30, 2022, MPLX had approximately $1 billion remaining available under its unit repurchase authorizations.

Conference Call

At 9:30 a.m. ET today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen by visiting MPLX's website at www.mplx.com. A replay of the webcast will be available on MPLX's website for two weeks. Financial information, including this earnings release and other investor-related materials, will also be available online prior to the conference call and webcast at www.mplx.com.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com.

Investor Relations Contact: (419) 421-2071
Kristina Kazarian, Vice President
Isaac Feeney, Supervisor
Jessica Stewart, Analyst

Media Contact: (419) 421-3312
Jamal Kheiry, Communications Manager

Non-GAAP references

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA; consolidated debt to last twelve months adjusted EBITDA, which we refer to as our leverage ratio; distributable cash flow (DCF); distribution coverage ratio; adjusted distribution coverage ratio; adjusted free cash flow (Adjusted FCF); and adjusted free cash flow after distributions. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership's cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision/benefit for income taxes; (iii) interest and other financial costs; (iv) impairment expense; (v) income/loss from equity method investments; (vi) distributions and adjustments related to equity method investments; (vii) gain on sales-type leases; (viii) noncontrolling interests and (ix) other adjustments as deemed necessary. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) sales-type lease payments, net of income; (iii) net interest and other financial costs;

(iv) net maintenance capital expenditures; (v) equity method investment maintenance capital expenditures paid out; and (vi) other adjustments as deemed necessary.

The Partnership makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

Adjusted FCF and adjusted free cash flow after distributions are financial performance measures used by management in the allocation of capital and to assess financial performance. We believe that unitholders may use this metric to analyze our ability to manage leverage and return capital. We define Adjusted FCF as net cash provided by operating activities adjusted for (i) net cash used in investing activities; (ii) cash contributions from MPC; (iii) cash contributions from noncontrolling interests and (iv) cash distributions to noncontrolling interests. We define adjusted free cash flow after distributions as Adjusted FCF less base distributions to common and preferred unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distributions declared. The adjusted distribution coverage ratio represents the distribution coverage ratio excluding the effects of any supplemental distribution amounts.

Leverage ratio is a liquidity measure used by management, industry analysts, investors, lenders and rating agencies to analyze our ability to incur and service debt and fund capital expenditures.

Forward-Looking Statements

This press release contains forward-looking statements regarding MPLX LP (MPLX). These forward-looking statements may relate to, among other things, MPLX’s expectations, estimates and projections concerning its business and operations, financial priorities, including with respect to positive free cash flow and distribution coverage, strategic plans, capital return plans, operating cost reduction objectives, and environmental, social and governance ("ESG") plans and goals, including those related to greenhouse gas emissions, diversity and inclusion and ESG reporting. Forward-looking and other statements regarding our ESG plans and goals are not an indication that these statements are material to investors. In addition, historical, current, and forward-looking ESG-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. MPLX cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of MPLX, that could cause actual results and events to differ materially from the statements made herein. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: the continuance or escalation of the military conflict between Russia and Ukraine, and related sanctions and market disruptions; general economic, political or regulatory developments, including inflation, rising interest rates and changes in governmental policies relating to refined petroleum products, crude oil, natural gas or NGLs, or taxation; continued or further volatility in and degradation of general economic, market, industry or business conditions; the magnitude, duration and extent of future resurgences of the COVID-19 pandemic and its effects; the adequacy of capital resources and liquidity, including the availability of sufficient free cash flow from operations to pay distributions and to fund future unit repurchases; the ability to access debt markets on commercially reasonable terms or at all; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; changes to the expected construction costs and timing of projects and planned investments, the availability of desirable strategic initiatives to optimize portfolio assets and the ability to obtain regulatory and other approvals with respect thereto; our ability to successfully implement our sustainable energy strategy and principles, achieve our ESG goals and targets and realize the expected benefits thereof; accidents or other unscheduled shutdowns affecting our machinery, pipelines, processing, fractionation and treating facilities or equipment, means of transportation, or those of our suppliers or customers; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; other risk factors inherent to MPLX’s industry; the impact of adverse market conditions or other similar risks to those identified herein affecting MPC; and the factors set forth under the heading “Risk Factors” in MPLX’s and MPC's Annual Reports on Form 10-K for the year ended Dec. 31, 2021, and in other filings with Securities and Exchange Commission (SEC).

Any forward-looking statement speaks only as of the date of the applicable communication and we undertake no obligation to update any forward-looking statement except to the extent required by applicable law.

Copies of MPLX's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office.

Condensed Results of Operations (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per unit data)	2022	2021	2022	2021
Revenues and other income:
Operating revenue	$1,430	$1,218	$4,190	$3,322
Operating revenue - related parties	1,313	1,224	3,850	3,659
Income from equity method investments	125	92	335	228
Other income(a)	533	25	576	84
Total revenues and other income	3,401	2,559	8,951	7,293
Costs and expenses:
Operating expenses (including purchased product costs)	933	752	2,752	1,996
Operating expenses - related parties	374	331	1,078	988
Depreciation and amortization	302	324	925	971
Impairment expense	—	—	—	42
General and administrative expenses	88	94	248	267
Other taxes	30	27	97	93
Total costs and expenses	1,727	1,528	5,100	4,357
Income from operations	1,674	1,031	3,851	2,936
Interest and other financial costs	236	220	691	661
Income before income taxes	1,438	811	3,160	2,275
Provision for income taxes	1	—	6	1
Net income	1,437	811	3,154	2,274
Less: Net income attributable to noncontrolling interests	9	9	26	27
Net income attributable to MPLX LP	1,428	802	3,128	2,247
Less: Series A preferred unitholders interest in net income	23	38	65	79
Less: Series B preferred unitholders interest in net income	10	10	31	31
Limited partners’ interest in net income attributable to MPLX LP	$1,395	$754	$3,032	$2,137

Per Unit Data
Net income attributable to MPLX LP per limited partner unit:
Common – basic	$1.36	$0.74	$2.97	$2.07
Common – diluted	$1.36	$0.74	$2.97	$2.07
Weighted average limited partner units outstanding:
Common units – basic	1,010	1,024	1,012	1,030
Common units – diluted	1,011	1,025	1,013	1,030

(a)    The three and nine months ended September 30, 2022 include a $509 million non-cash gain on a lease reclassification.

Select Financial Statistics (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except ratio data)	2022	2021	2022	2021
Common unit distributions declared by MPLX LP
Common units (LP) – public	$275	$476	$789	$998
Common units – MPC	502	829	1,415	1,719
Total GP and LP distribution declared(a)	777	1,305	2,204	2,717

Preferred unit distributions(b)
Series A preferred unit distributions(a)	23	38	65	79
Series B preferred unit distributions	10	10	31	31
Total preferred unit distributions	33	48	96	110

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(c)	1,471	1,389	4,321	4,115
DCF attributable to GP and LP unitholders(c)	$1,231	$1,143	$3,615	$3,468
Distribution coverage ratio(d)	1.58x	0.88x	1.64x	1.28x
Adjusted distribution coverage ratio(d)	1.58x	1.61x	1.64x	1.64x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$1,039	$1,182	$3,651	$3,671
Investing activities	(265)	(132)	(676)	(377)
Financing activities	$(951)	$(1,019)	$(2,867)	$(3,270)

(a)    The three and nine months ended September 30, 2021 include a supplemental distribution of $0.575 per unit (the "Supplemental Distribution Amount") in addition to the base distribution of $0.705 per unit.
(b)    Includes MPLX distributions declared on the Series A and Series B preferred units as well as distributions earned on the Series B preferred, assuming a distribution is declared by the Board of Directors. Series A preferred unitholders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units. Series B preferred unitholders are entitled to receive a fixed distribution of $68.75 per unit, per annum, payable semi-annually in arrears on February 15 and August 15 or the first business day thereafter. Cash distributions declared/to be paid to holders of the Series A and Series B preferred units are not available to common unitholders.
(c)    Non-GAAP measure. See reconciliation below.
(d)    DCF attributable to GP and LP unitholders divided by total GP and LP distribution declared. The adjusted distribution coverage ratio represents distribution coverage excluding the effects of the Supplemental Distribution Amount. The three and nine months ended September 30, 2021 reflect an $18 million increase to DCF attributable to GP and LP unitholders to exclude the Supplemental Distribution Amount allocable to the Series A preferred unitholders and a $585 million decrease to distributions to exclude the Supplemental Distribution Amount attributable to GP and LP unitholders.

Financial Data (unaudited)
(In millions, except ratio data)	September 30, 2022	December 31, 2021
Cash and cash equivalents	$121	$13
Total assets	35,812	35,507
Total debt(a)	19,779	20,021
Redeemable preferred units	967	965
Total equity	$12,676	$12,052
Consolidated debt to adjusted EBITDA(b)	3.5x	3.7x

Partnership units outstanding:
MPC-held common units	647	647
Public common units	359	369

(a)    Includes outstanding intercompany borrowings of $1,450 million as of December 31, 2021. There were no intercompany borrowings outstanding as of September 30, 2022. Presented net of unamortized debt issuance costs, unamortized discount/premium and includes long-term debt due within one year.
(b)    Calculated using face value total debt and LTM adjusted EBITDA. Face value total debt was $20,108 million and $20,359 million as of September 30, 2022, and December 31, 2021, respectively.

Operating Statistics (unaudited)	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
Logistics and Storage
Pipeline throughput (mbpd)
Crude oil pipelines	3,596	3,440	5%	3,551	3,399	4%
Product pipelines	2,169	2,061	5%	2,125	2,008	6%
Total pipelines	5,765	5,501	5%	5,676	5,407	5%
Average tariff rates ($ per barrel)
Crude oil pipelines	$0.93	$0.97	(4)%	$0.91	$0.96	(5)%
Product pipelines	0.80	0.79	1%	0.80	0.78	3%
Total pipelines	$0.88	$0.90	(2)%	$0.86	$0.89	(3)%

Terminal throughput (mbpd)	3,026	3,046	(1)%	3,023	2,884	5%

Barges at period-end	296	299	(1)%	296	299	(1)%
Towboats at period-end	23	23	—%	23	23	—%

Gathering and Processing Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
Gathering throughput (MMcf/d)
Marcellus Operations	1,325	1,373	(3)%	1,308	1,324	(1)%
Utica Operations(b)	—	—	—%	—	—	—%
Southwest Operations	1,362	1,339	2%	1,367	1,356	1%
Bakken Operations	147	147	—%	147	149	(1)%
Rockies Operations	452	439	3%	424	450	(6)%
Total gathering throughput	3,286	3,298	—%	3,246	3,279	(1)%

Natural gas processed (MMcf/d)
Marcellus Operations	4,060	4,099	(1)%	4,021	4,167	(4)%
Utica Operations(b)	—	—	—%	—	—	—%
Southwest Operations	1,502	1,312	14%	1,446	1,311	10%
Southern Appalachian Operations	205	236	(13)%	220	229	(4)%
Bakken Operations	130	146	(11)%	138	148	(7)%
Rockies Operations	462	419	10%	436	430	1%
Total natural gas processed	6,359	6,212	2%	6,261	6,285	—%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	496	487	2%	478	484	(1)%
Utica Operations(b)	—	—	—%	—	—	—%
Southwest Operations	—	—	—%	—	3	(100)%
Southern Appalachian Operations	12	12	—%	11	12	(8)%
Bakken Operations	21	25	(16)%	21	23	(9)%
Rockies Operations	3	4	(25)%	3	4	(25)%
Total C2 + NGLs fractionated	532	528	1%	513	526	(2)%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements.
(b)    The Utica region relates to operations for partnership-operated equity method investments and thus does not have any operating statistics from a consolidated perspective. See table below for details on Utica.

Gathering and Processing Operating Statistics (unaudited) - Operated(a)	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
Gathering throughput (MMcf/d)
Marcellus Operations	1,325	1,373	(3)%	1,308	1,324	(1)%
Utica Operations	2,381	1,798	32%	2,048	1,633	25%
Southwest Operations	1,642	1,516	8%	1,605	1,487	8%
Bakken Operations	147	147	—%	147	149	(1)%
Rockies Operations	588	585	1%	556	602	(8)%
Total gathering throughput	6,083	5,419	12%	5,664	5,195	9%

Natural gas processed (MMcf/d)
Marcellus Operations	5,535	5,638	(2)%	5,503	5,640	(2)%
Utica Operations	518	464	12%	488	492	(1)%
Southwest Operations	1,666	1,480	13%	1,616	1,436	13%
Southern Appalachian Operations	205	236	(13)%	220	229	(4)%
Bakken Operations	130	146	(11)%	138	148	(7)%
Rockies Operations	462	419	10%	436	430	1%
Total natural gas processed	8,516	8,383	2%	8,401	8,375	—%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	496	487	2%	478	484	(1)%
Utica Operations	30	25	20%	28	26	8%
Southwest Operations	—	—	—%	—	3	(100)%
Southern Appalachian Operations	12	12	—%	11	12	(8)%
Bakken Operations	21	25	(16)%	21	23	(9)%
Rockies Operations	3	4	(25)%	3	4	(25)%
Total C2 + NGLs fractionated	562	553	2%	541	552	(2)%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for partnership-operated equity method investments.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2022	2021	2022	2021
L&S segment adjusted EBITDA attributable to MPLX LP	$969	$904	$2,839	$2,747
G&P segment adjusted EBITDA attributable to MPLX LP	502	485	1,482	1,368
Adjusted EBITDA attributable to MPLX LP	1,471	1,389	4,321	4,115
Depreciation and amortization	(302)	(324)	(925)	(971)
Gain on sales-type leases	509	—	509	—
Interest and other financial costs	(236)	(220)	(691)	(661)
Impairment expense	—	—	—	(42)
Income from equity method investments	125	92	335	228
Distributions/adjustments related to equity method investments	(166)	(129)	(450)	(371)
Other(a)	26	(6)	26	(53)
Adjusted EBITDA attributable to noncontrolling interests	10	9	29	29
Net income	$1,437	$811	$3,154	$2,274

(a)    Includes unrealized derivative gain/ (loss), non-cash equity based compensation, provision for income taxes, and other miscellaneous items.

L&S Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2022	2021	2022	2021
L&S segment income from operations	$830	$752	$2,404	$2,262
Depreciation and amortization	128	131	387	414
Income from equity method investments	(72)	(41)	(183)	(112)
Distributions/adjustments related to equity method investments	75	58	212	174
Other	8	4	19	9
L&S segment adjusted EBITDA attributable to MPLX LP	$969	$904	$2,839	$2,747

G&P Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2022	2021	2022	2021
G&P segment income from operations(a)	$844	$279	$1,447	$674
Depreciation and amortization	174	193	538	557
Gain on sales-type leases	(509)	—	(509)	—
Impairment expense	—	—	—	42
Income from equity method investments	(53)	(51)	(152)	(116)
Distributions/adjustments related to equity method investments	91	71	238	197
Other	(35)	2	(51)	43
Adjusted EBITDA attributable to noncontrolling interests	(10)	(9)	(29)	(29)
G&P segment adjusted EBITDA attributable to MPLX LP	$502	$485	$1,482	$1,368

(a)    The three and nine months ended September 30, 2022 include a $509 million non-cash gain on a lease reclassification.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Income (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2022	2021	2022	2021
Net income(a)	$1,437	$811	$3,154	$2,274
Provision for income taxes	1	—	6	1
Interest and other financial costs	236	220	691	661
Income from operations	1,674	1,031	3,851	2,936
Depreciation and amortization	302	324	925	971
Impairment expense	—	—	—	42
Income from equity method investments	(125)	(92)	(335)	(228)
Distributions/adjustments related to equity method investments	166	129	450	371
Gain on sales-type leases	(509)	—	(509)	—
Other	(27)	6	(32)	52
Adjusted EBITDA	1,481	1,398	4,350	4,144
Adjusted EBITDA attributable to noncontrolling interests	(10)	(9)	(29)	(29)
Adjusted EBITDA attributable to MPLX LP	1,471	1,389	4,321	4,115
Deferred revenue impacts	39	14	87	76
Sales-type lease payments, net of income(b)	3	14	13	68
Net interest and other financial costs(c)	(216)	(200)	(635)	(618)
Maintenance capital expenditures, net of reimbursements	(40)	(21)	(93)	(50)
Equity method investment maintenance capital expenditures paid out	(4)	(1)	(10)	(4)
Other	11	(4)	28	(9)
DCF attributable to MPLX LP	1,264	1,191	3,711	3,578
Preferred unit distributions(d)	(33)	(48)	(96)	(110)
DCF attributable to GP and LP unitholders	$1,231	$1,143	$3,615	$3,468

(a)    The three and nine months ended September 30, 2022 include a $509 million non-cash gain on a lease reclassification.
(b)    The nine months ended September 30, 2021, include a one-time impact from Refining Logistics harmonization project of $54 million.
(c)    Excludes gain/loss on extinguishment of debt and amortization of deferred financing costs.
(d)    Includes MPLX distributions declared on the Series A preferred units and Series B preferred units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually), assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A preferred units and Series B preferred units are not available to common unitholders. The distributions to Series A preferred unitholders for the three and nine months ended September 30, 2021 include the Supplemental Distribution Amount of $0.575 per unit, or a total of $18 million in addition to the base distributions.

Reconciliation of Net Income to Last Twelve Month (LTM) adjusted EBITDA (unaudited)	September 30,
(In millions)	2022	2021
LTM Net income	$3,992	$2,974
LTM Net income to adjusted EBITDA adjustments	1,774	2,496
LTM Adjusted EBITDA attributable to MPLX LP	5,766	5,470
Consolidated total debt(a)	$20,108	$19,979
Consolidated total debt to adjusted EBITDA	3.5x	3.7x

(a)    Consolidated total debt excludes unamortized debt issuance costs and unamortized discount/premium. Consolidated total debt includes long-term debt due within one year and outstanding borrowings under the loan agreement with MPC.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2022	2021	2022	2021
Net cash provided by operating activities	$1,039	$1,182	$3,651	$3,671
Changes in working capital items	208	(12)	60	(143)
All other, net	(15)	18	(51)	(11)
Loss/ (gain) on extinguishment of debt	1	2	1	(10)
Net interest and other financial costs(a)	216	200	635	618
Other adjustments related to equity method investments	19	7	45	10
Other	13	1	9	9
Adjusted EBITDA	1,481	1,398	4,350	4,144
Adjusted EBITDA attributable to noncontrolling interests	(10)	(9)	(29)	(29)
Adjusted EBITDA attributable to MPLX LP	1,471	1,389	4,321	4,115
Deferred revenue impacts	39	14	87	76
Sales-type lease payments, net of income(b)	3	14	13	68
Net interest and other financial costs(a)	(216)	(200)	(635)	(618)
Maintenance capital expenditures, net of reimbursements	(40)	(21)	(93)	(50)
Equity method investment maintenance capital expenditures paid out	(4)	(1)	(10)	(4)
Other	11	(4)	28	(9)
DCF attributable to MPLX LP	1,264	1,191	3,711	3,578
Preferred unit distributions(c)	(33)	(48)	(96)	(110)
DCF attributable to GP and LP unitholders	$1,231	$1,143	$3,615	$3,468

(a)    Excludes gain/loss on extinguishment of debt and amortization of deferred financing costs.
(b)    The nine months ended September 30, 2021, include a one-time impact from Refining Logistics harmonization project of $54 million.
(c)    Includes MPLX distributions declared on the Series A preferred units and Series B preferred units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually), assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A preferred units and Series B preferred units are not available to common unitholders. The distributions to Series A preferred unitholders for the three and nine months ended September 30, 2021 include the Supplemental Distribution Amount of $18 million in addition to the base distributions.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow and Adjusted Free Cash Flow after Distributions (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2022	2021	2022	2021
Net cash provided by operating activities(a)	$1,039	$1,182	$3,651	$3,671
Adjustments to reconcile net cash provided by operating activities to adjusted free cash flow
Net cash used in investing activities	(265)	(132)	(676)	(377)
Contributions from MPC	13	14	30	31
Distributions to noncontrolling interests	(10)	(9)	(29)	(29)
Adjusted Free cash flow	777	1,055	2,976	3,296
Distributions paid to common and preferred unitholders	(755)	(745)	(2,248)	(2,228)
Adjusted Free cash flow after distributions	$22	$310	$728	$1,068

(a)    The three and nine months ended September 30, 2022 include working capital builds of $208 million and $60 million, respectively. The three and nine months ended September 30, 2021 include working capital draws of $12 million and $143 million, respectively.

Capital Expenditures (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2022	2021	2022	2021
Capital Expenditures:
Growth capital expenditures	$173	$119	$451	$274
Growth capital reimbursements(a)	(38)	(10)	(70)	(22)
Investments in unconsolidated affiliates	42	32	198	116
Return of capital	(11)	(36)	(11)	(36)
Capitalized interest	(1)	(1)	(6)	(11)
Total growth capital expenditures(b)	165	104	562	321
Maintenance capital expenditures	53	35	123	81
Maintenance capital reimbursements	(13)	(14)	(30)	(31)
Capitalized interest	(1)	(1)	(1)	(1)
Total maintenance capital expenditures	39	20	92	49

Total growth and maintenance capital expenditures	204	124	654	370
Investments in unconsolidated affiliates(c)	(42)	(32)	(198)	(116)
Return of capital(c)	11	36	11	36
Growth and maintenance capital reimbursements(a)(d)	51	24	100	53
Decrease/ (increase) in capital accruals	15	(15)	(39)	19
Capitalized interest	2	2	7	12
Additions to property, plant and equipment(c)	$241	$139	$535	$374

(a)    Growth capital reimbursements include reimbursements from customers and our Sponsor. Prior periods have been updated to reflect these reimbursements to conform to the current period presentation.
(b)    Total growth capital expenditures exclude $28 million of acquisitions for the nine months ended September 30, 2022.
(c)    Investments in unconsolidated affiliates, return of capital, acquisitions, and additions to property, plant and equipment, net are shown as separate lines within Investing activities in the Consolidated Statements of Cash Flows.
(d)    Growth capital reimbursements are included in changes in deferred revenue within the operating activities section in the Consolidated Statements of Cash Flows. Maintenance capital reimbursements are included in the Contributions from MPC line within financing activities in the Consolidated Statements of Cash Flows.